SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

SONUS PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SONUS PHARMACEUTICALS, INC.

22026 20th Avenue S.E.
Bothell, Washington 98021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 30, 2003

TO THE STOCKHOLDERS OF SONUS PHARMACEUTICALS, INC.:

     The Annual Meeting of Stockholders of Sonus Pharmaceuticals, Inc. (the “Company”) will be held at the Hyatt Regency, 900 Bellevue Way NE, Bellevue, Washington, on April 30, 2003, at 9:00 A.M., for the following purposes as more fully described in the accompanying Proxy Statement:

(1)	To elect the following five (5) nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified:

Michael A. Martino George W. Dunbar, Jr. Christopher S. Henney, Ph.D., D.Sc.	Robert E. Ivy Dwight Winstead

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2003; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on March 3, 2003 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors Michael A. Martino President and Chief Executive Officer

March 12, 2003

     YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

SONUS PHARMACEUTICALS, INC.

22026 20th Avenue S.E.
Bothell, Washington 98021

PROXY STATEMENT

INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Sonus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for use at its Annual Meeting of Stockholders (“Annual Meeting”) to be held on April 30, 2003, at 9:00 A.M., at the Hyatt Regency, 900 Bellevue Way NE, Bellevue, Washington. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about March 24, 2003. The Company has retained the services of Georgeson Shareholder Communications Inc. to assist in soliciting proxies from brokers and nominees for the Annual Meeting. The estimated costs for these services is $5,000 and will be borne by the Company. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

     Holders of shares of Common Stock of the Company (“stockholders”) who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary, Sonus Pharmaceuticals, Inc., 22026 20th Avenue S.E., Bothell, Washington 98021 in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted “FOR” the nominees for election of directors named in this Proxy Statement and “FOR” the ratification of Ernst & Young LLP as the Company’s independent auditors.

VOTING SECURITIES

     The shares of Common Stock, $.001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on March 3, 2003 (the “Record Date”) will be entitled to vote at the meeting or any adjournment or postponement thereof. As of the Record Date, there were 13,691,547 shares of Common Stock outstanding and entitled to vote. No shares of the Company’s preferred stock, $0.001 par value, were outstanding. A majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

     All stockholders entitled to vote at the Annual Meeting may cumulate the votes in the election of directors. With cumulative voting, each stockholder is entitled to a number of votes as shall equal the number of votes which the stockholder would be entitled to cast for the election of directors with respect to the stockholder’s shares of stock multiplied by the number of directors to be elected by the stockholders, and each stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as the stockholder may see fit. However, no stockholder will be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to voting, and any stockholder has given notice, at the meeting and prior to commencement of voting, of such stockholder’s intention to cumulate votes. Otherwise, the proxies solicited by the Board of Directors confer discretionary authority in the proxy holders to cumulate votes so as to elect the maximum number of nominees.

PROPOSAL ONE

ELECTION OF DIRECTORS

     Currently, there are five (5) members of the Board of Directors. Directors are elected at each annual stockholders’ meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the five (5) nominees named below. All of the nominees presently are directors of the Company.

     If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

     Under Delaware law, the five (5) nominees receiving the highest number of votes will be elected as directors at the Annual Meeting. As a result, proxies voted to “Withhold Authority,” which will be counted, and broker non-votes, which will not be counted, will have no practical effect.

     The names and certain information concerning the five (5) nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Name	Age	Position with the Company

Michael A. Martino	47	President, Chief Executive Officer and Director
George W. Dunbar, Jr.	56	Director, Co-Chairman of the Board
Christopher S. Henney, Ph.D., D.Sc.	62	Director
Robert E. Ivy	69	Director, Co-Chairman of the Board
Dwight Winstead	54	Director

     Michael A. Martino (47) joined the Company in September 1998 as President, Chief Operating Officer and a director and was appointed Chief Executive Officer in July 1999. From 1983 to 1998, Mr. Martino held numerous positions of increasing responsibility in strategic planning, business development, marketing and sales, and general management with Mallinckrodt, Inc., a global healthcare products company, including serving as Vice President and General Manager of the Nuclear Medicine Division where he was responsible for annual revenues of approximately $250 million. Mr. Martino holds a B.A. in business from Roanoke College and an M.B.A. from Virginia Tech. He sits on the Presidents Advisory Board of Roanoke College and is a member of the Cascadia Community College Foundation Board of Directors. In addition, Mr. Martino is a member of the Executive Committee and the immediate past Chairman of the Board of the Washington Biotechnology and Biomedical Association (WBBA).

     George W. Dunbar, Jr. (56) was elected as a director of the Company in November 1997 and co-chairman of the board in July 1999. Mr. Dunbar is currently the President and Chief Executive Officer and a director of Targesome, Inc., a privately held biopharmaceutical company. From 2000 to 2002, Mr. Dunbar was the Chief Executive Officer and a director of Epic Therapeutics, Inc, a privately held drug delivery company, which was acquired by Baxter Healthcare Corporation in November 2002. Mr. Dunbar is a founding member of iCEO, a service provider of interim senior management, where he was acting CEO of CytoTherapeutics and Stem Cells, Inc. From 1991 until 1999, Mr. Dunbar was President, Chief Executive Officer and a director of Metra Biosystems, Inc., a company developing products for osteoporosis management. From 1988 until 1991, he was the Vice President of Licensing and Business Development of the Ares-Serono Group, a Swiss health care company. Previously, Mr. Dunbar held various senior management positions with Amersham International, a health care and life sciences company. Mr. Dunbar also serves as a director of Competitive Technologies, Metrika, and Molecular Probes. Mr. Dunbar holds a B.S. in electrical engineering and an M.B.A. from Auburn University and sits on the Auburn School of Business M.B.A. Advisory Board.

     Christopher S. Henney, Ph.D., D.Sc. (62) was elected as a director of the Company in February 1999. Dr. Henney is currently the Executive Chairman of Dendreon Corporation, a biotechnology company, where he also served as Chief Executive Officer from May 1995 to January 2003. From 1989 to 1995, Dr. Henney served as Executive Vice President, Scientific Director and a director of ICOS and from 1981 to 1989 he served as a director, Vice Chairman and Scientific Director of Immunex. Immunex and ICOS are each biotechnology companies that were co-founded by Dr. Henney. Dr. Henney received his Ph.D. in experimental pathology and a D.Sc. in immunology from the University of Birmingham. Dr. Henney has held faculty positions at Johns Hopkins University, the University of Washington and the Fred Hutchinson Cancer Research Center, where he was the first Head of Basic Immunology. He is the author of more than 200 published articles in the field of immunology and has been editor of a number of scientific journals and has served on several scientific advisory boards. He is a former section editor of Journal of Immunology and chairman of the American Cancer Society’s Advisory Committee on Immunology and Immunotherapy. Dr. Henney also serves as a director of Techne Corporation and Bionomics Ltd.

     Robert E. Ivy (69) was elected as a director of the Company in February 1999 and co-chairman of the board in July 1999. Since October 1999, Mr. Ivy has been the President of Insight, Inc. From 1987 until 1999, Mr. Ivy served as Chief Executive Officer, President and Chairman of the Board of Ribi ImmunoChem, a biopharmaceutical company, which was acquired by Corixa Corporation in October 1999. Prior to joining Ribi ImmunoChem, Mr. Ivy served as President, Chief Executive Officer and a director of Oncogene Science, Inc.; President, Chief Executive Officer and a director of Berlex Laboratories, Inc. (a subsidiary of Schering A.G.); and President of the U.S.V. Pharmaceutical Division of Revlon Health Care Group. Mr. Ivy began his career with G.D. Searle & Co. in sales and marketing rising to the position of Vice President, Marketing and Sales. Mr. Ivy holds a B.S. in Chemistry and Biology from Northwestern University and attended Northwestern University Medical School.

     Dwight Winstead (54) has served as a director of the Company since July 1995. Mr. Winstead is currently President of Cardinal Health Provider Pharmacy Services, a hospital pharmacy management and consulting company and a subsidiary of Cardinal Health, Inc. From 1991 to 1997, Mr. Winstead served as Executive Vice President of VHA, Inc., a performance improvement company serving health care organizations in the United States. Prior to his promotion to Executive Vice President, Mr. Winstead served in various capacities of VHA Supply Company, a subsidiary of VHA, Inc., including Vice President, Sales and Marketing, Senior Vice President, Chief Operating Officer and President from 1987 to 1991. Prior to joining VHA, Inc. in 1984, Mr. Winstead served in a variety of materials management and sales positions at several companies, including Ortho Instruments and Worthington Diagnostics. Mr. Winstead holds a B.S. from Delta State University.

Other Executive Officers

     Richard J. Klein (41) has been Vice President, Finance and Chief Financial Officer of the Company since March 2000. From 1997 to March 2000, Mr. Klein was the Director of Finance for the Company. Prior to joining the Company, Mr. Klein held senior financial management positions at Advanced Technology Laboratories, Inc. (ATL Ultrasound), a leading worldwide developer of diagnostic ultrasound medical equipment, from 1988 to 1996. From 1984 to 1988, Mr. Klein was with KPMG Peat Marwick, an international public accounting and auditing firm. Mr. Klein received a B.S. in business administration from Washington State University. He is a Certified Public Accountant and a member of Financial Executives International.

     Nagesh Palepu, Ph.D. (53) has been the Senior Vice President and Chief Science and Technology Officer of the Company since June 2001. Prior to joining the Company, Dr. Palepu was Senior Vice President of Research and Development at Geneva Pharmaceuticals, a division of Novartis. Prior to joining Geneva Pharmaceuticals, Dr. Palepu held senior research and development positions at SmithKline Beecham Pharmaceuticals, Adria Laboratories, a division of Pharmacia Upjohn, and Bristol-Myers Squibb. He received a master’s degree in chemistry from the Indian Institute of Technology, Bombay, India, and a Ph.D. from the University of Iowa.

     Michael B. Stewart (52) has been the Chief Medical Officer and Senior Vice President, Clinical and Regulatory Affairs of the Company since January 2003. Prior to joining the Company, Dr. Stewart was Vice

President of Clinical Affairs at ICOS Corporation. Prior to joining ICOS, Dr. Stewart held senior clinical and R&D positions at Bristol-Myers Squibb. He was also a senior investigator at the National Cancer Institute and held faculty positions at the University of Maryland. Dr. Stewart received a bachelor’s degree in natural sciences from Johns Hopkins University and a medical degree from the University of Maryland School of Medicine. He is board certified in Internal Medicine and Medical Oncology.

Board Meetings and Attendance

     The Board of Directors of the Company held eight (8) meetings during the fiscal year ended December 31, 2002. Each incumbent director attended at least seventy-five percent (75%) of all meetings of the Board and meetings of all committees of the Board on which he served. There are no family relationships among any of the directors or executive officers of the Company.

Committees of the Board of Directors

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is comprised of the four (4) independent directors of the Company. The members of the Audit Committee are Robert E. Ivy, Christopher S. Henney, Ph.D., D.Sc., George W. Dunbar, Jr. and Dwight Winstead. The Audit Committee is authorized to handle all matters which it deems appropriate regarding the Company’s independent accountants and to otherwise communicate and act upon matters relating to the review and audit of the Company’s books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company. In addition, the Audit Committee also approves the selection of the Company’s independent accountants. The Audit Committee held four (4) meetings during the fiscal year ended December 31, 2002.

     The Compensation Committee is comprised of two (2) independent directors selected by the Board of Directors of the Company. The members of the Compensation Committee are Dwight Winstead and George W. Dunbar, Jr. The functions of the Compensation Committee include advising the Board of Directors on officer and employee compensation. The Board of Directors, based on input from the Compensation Committee, establishes the annual compensation for the Company’s officers. The Compensation Committee held five (5) meetings during the fiscal year ended December 31, 2002.

     The Board of Directors does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company’s Board of Directors.

Executive Compensation

     The following table sets forth information regarding compensation received for the fiscal year ended December 31, 2002, and during the preceding two fiscal years, by the Company’s Chief Executive Officer and its other executive officers (collectively the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation
					Long Term Compensation - Securities Underlying Stock	All Other
Name and Position	Year	Salary	Bonus (4)	Total	Options (#)	Compensation

Michael A. Martino (1)	2002	$275,000	$86,500	$361,500	115,782	$—
President, Chief Executive	2001	$250,000	$426,500	$676,500	93,404	—
Officer and Director	2000	$250,000	—	$250,000	174,940	—

Nagesh Palepu, Ph.D. (1) (2)	2002	$215,000	$56,800	$271,800	63,554	$22,614
Senior Vice President,	2001	$97,112	$71,750	$168,162	162,653	121,978
Chief Science and Technology Officer

Richard J. Klein (1)	2002	$180,000	$37,100	$217,100	65,285	$—
Vice President, Finance and	2001	$150,000	$194,500	$344,500	30,974	—
Chief Financial Officer	2000	$150,000	—	$150,000	25,000	—

Gordon Brandt, M.D. (3)	2002	$166,000	—	$166,000	—	$—
Vice President, Clinical and	2001	$155,000	$188,000	$343,000	20,235	—
Regulatory Affairs	2000	$155,000	—	$155,000	42,072	—

(1)	Effective January 1, 2003, the annual salaries for Messrs. Martino, Palepu and Klein are $305,000, $225,000, and $198,500, respectively.

(2)	Dr. Palepu joined the Company in June 2001. Other compensation represents relocation reimbursements.

(3)	Dr. Brandt resigned in November 2002. Michael B. Stewart, M.D. joined the Company in January 2003 as Senior Vice President, Clinical and Regulatory Affairs and Chief Medical Officer. Dr. Stewart’s current annual salary is $216,300.

(4)	Bonus amounts include annual performance awards earned in the reporting year. In addition, the 2001 bonus amounts included a special performance award paid in September 2001 for Messrs. Martino, Klein and Brandt of $314,000, $157,000 and $157,000, respectively, in recognition of the successful implementation of the Company’s revised business plan announced in October 2000. Messrs. Martino, Klein and Brandt elected to use the proceeds of these awards to repay the Company outstanding promissory notes pursuant to Stock Purchase Agreements entered into in October 2000.

Option/SAR Grants in Last Fiscal Year

		% of Total
	Number of	Options			Potential Realizable
	Securities	Granted to	Exercise or		Value at Assumed Annual
	Underlying	Employees	Base		Rates of Stock Price
	Options	in Fiscal	Price		Appreciation for Option
Name	Granted	Year (1)	($/Share)	Expiration Date (2)	Term (3)

					5%	10%

Michael A. Martino	115,782	21.7%	$2.30	12/19/12	$167,474	$424,411
Nagesh Palepu	63,554	11.9%	$2.30	12/19/12	$91,928	$232,964
Richard J. Klein	65,285	12.2%	$2.30	12/19/12	$94,432	$239,309

(1)	Options to purchase an aggregate of 534,571 shares of Common Stock were granted to employees, including the Named Executive Officers, during the year ended December 31, 2002.

(2)	Options granted have a term of 10 years, subject to earlier termination in certain events, and vest over four years.

(3)	In accordance with the rules and regulations of the Securities and Exchange Commission, such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company’s estimate or projection of future Common Stock prices, and no assurance can be given that the rates of annual compound stock appreciation assumed will be achieved.

Aggregate Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying		Value of Unexercised in-the-Money Options
	Shares Acquired on Exercise		Unexercised Options at Fiscal Year-End		at Fiscal Year-End (1)
		Value
Name		Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael A. Martino	—	—	363,703	220,423	$—	$—
Nagesh Palepu	—	—	53,163	173,044	$—	$—
Richard J. Klein	—	—	55,321	96,038	$—	$—

(1)	Market value of underlying securities at year-end minus the exercise price of “in-the-money” options. The closing sale price for the Company’s Common Stock as of December 31, 2002 on the Nasdaq National Market was $2.12 per share.

Director’s Fees

     During 2002, the Company’s non-employee directors received cash compensation in the amount of $3,750 per quarter for service on the Company’s Board of Directors. All directors may be reimbursed for certain expenses incurred for meetings of the Board of Directors which they attended.

     The Company adopted a Stock Option Plan for Directors in May 1995 and the Plan expired in May 2000. Under the Directors’ Plan until its expiration, directors received an option grant covering 5,000 shares upon re-election at the Company’s Annual Meeting of Stockholders. In addition, the Company’s directors received an option grant in December 2000 covering 50,000 shares under the Company’s 1991 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Plan. No option grants were made to directors in 2001 and the directors received an option grant of 7,500 shares in 2002 under the Company’s 2000 Stock Incentive Plan. The exercise price of option grants to directors is equal to the fair market value of the Company’s Common Stock at the time of grant and generally the options are fully vested upon grant.

Change-in-Control Agreements

     The Company has entered into Change-in-Control Agreements with Messrs. Martino, Palepu and Klein. The Agreements provide that upon termination of employment within 12 months following a Change of Control, as defined in the Agreements, either voluntarily for good reason or involuntarily without cause, the Company will pay the employee accrued and unpaid base salary, declared and unpaid incentive compensation and a severance payment equal the employee’s highest annual base salary in effect within 12 months of termination multiplied by 2.99 for Mr. Martino and 1.00 for Messrs. Palepu and Klein. Each of the Agreements has a maximum term of three years.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Based solely upon its review of the copies of reports furnished to the Company, or written representations from directors, officers and persons holding ten percent (10%) or more of the Company’s Common Stock, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its directors, officers and any persons holding ten percent (10%) or more of the Company’s Common Stock were made with respect to the Company’s fiscal year ended December 31, 2002.

Security Ownership of Management and Certain Beneficial Owners

     Set forth below is certain information as of the Record Date regarding the beneficial ownership of the Company’s Common Stock by (i) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (ii) all directors and nominees, (iii) each of the Named Executive Officers identified in the Summary Compensation Table, and (iv) all current directors and executive officers as a group.

	Amount and Nature of
Beneficial Owners	Beneficial Ownership (1)	Percent of Class (1)

S.A.C. Capital Associates, LLC (2)	1,825,702	13.1%
S.A.C. Healthco Fund, LLC 777 Long Ridge Road Stamford, Connecticut 06902

Executive Officers and Directors:
Michael A. Martino (3)	594,304	4.2%
Richard J. Klein (4)	166,119	1.2%
Nagesh Palepu (5)	85,870	*
George W. Dunbar, Jr. (6)	86,633	*
Christopher S. Henney (7)	80,133	*
Robert E. Ivy (8)	81,833	*
Dwight Winstead (9)	95,133	*

All current executive officers and directors as a group (7 persons)	1,190,025	8.2%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days of the Record Date, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 1,146,551 shares, 110,475 of which are issuable upon exercise of currently exercisable warrants, held by S.A.C. Capital Associates, LLC (“Associates”) and 662,851 shares, 110,475 of which are issuable upon exercise of currently exercisable warrants, held by S.A.C. Healthco Fund, LLC (“Healthco”). S.A.C. Capital Advisors, LLC (“Advisors”) and S.A.C. Capital Management, LLC (“Management”) share voting and investment power with respect to shares held by Associates and Healthco. Steven A. Cohen is the managing member of Advisors and the owner of Management. Mr. Cohen disclaims beneficial ownership of the shares held by Associates and Healthco.

(3)	Includes 384,789 shares subject to options exercisable within 60 days of the Record Date.

(4)	Includes 60,319 shares subject to options exercisable within 60 days of the Record Date.

(5)	Includes 66,717 shares subject to options exercisable within 60 days of the Record Date.

(6)	Includes 85,133 shares subject to options exercisable within 60 days of the Record Date.

(7)	Consists of 80,133 shares subject to options exercisable within 60 days of the Record Date.

(8)	Includes 80,133 shares subject to options exercisable within 60 days of the Record Date.

(9)	Consists of 95,133 shares subject to options exercisable within 60 days of the Record Date.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (“Committee”) of the Board of Directors has responsibility for reviewing the annual compensation of the Company’s executive officers and making recommendations to the Board of Directors regarding changes in pay practices. This includes establishing and approving a philosophy and plan for determining an appropriate compensation structure for the Company’s officers, including base salary levels, annual incentives, and long-term equity incentive awards under the Company’s stock option plans. The Committee is composed entirely of non-employee directors who have no interlocking relationships with the Company.

Compensation Philosophy

The Company’s executive compensation philosophy is to tightly link compensation with company performance, individual achievement, and the creation of shareholder value. This is accomplished through three primary objectives:

☐	Provide competitive compensation opportunities to help attract and retain critical leadership and talent.

☐	Create a direct, meaningful link between business results, individual performance and executive rewards through a cash-based incentive program.

☐	Align executive and shareholder interests by providing officers with an opportunity to share in Company long-term value appreciation through the equity program.

Each year, we review officer compensation levels for the upcoming fiscal year, as well as actual bonus payments and equity awards for the completed fiscal year. In determining compensation for a specific officer, we consider many factors, including the scope of the officer’s particular job, his or her performance in the job, the expected value of the officer’s future impact or contribution to the Company’s success and growth, the Company’s recent financial performance, and market competitiveness. We have retained the services of an independent executive compensation consultant to provide advice as to the structuring of an appropriate compensation plan and comparative life sciences industry pay data for executives in companies of similar size and complexity, including specific data for those companies in our geographic area. Company officers are matched to positions in the comparator data with similar job scope and responsibility. In establishing officer compensation recommendations, we review, and give considerable weight to, the recommendations of the Chief Executive Officer, except with respect to his own compensation.

Compensation Elements

Base Salary. The Company targets a median base salary market position for each officer. Depending on the officer’s experience in their respective position and individual performance, actual salaries may be slightly above or below the median. For 2002, officer base salaries averaged 96% of the median salary market position. The officers are eligible for a base salary increase each year that is determined under the Company-wide performance review process and salary increase guidelines.

Annual Incentives. As part of a comprehensive executive compensation review, the Company redesigned the officer annual incentive plan in 2002 to strengthen the link between awards paid under the plan and the Company’s strategic goals. The plan is structured to deliver total cash compensation (base salary plus annual incentive) that is between the 60th and 75th percentile of the Company’s comparator group. Target annual incentive award opportunities are established at the beginning of the fiscal year and range from 25% to 45% of base salary for the officer group; however, actual awards may range from 50% to 150% of each officer’s target based on performance. Awards are paid for the achievement of specific, well-defined goals in the following categories: (1) overall Company performance; (2) corporate product and/or business development goals; and (3) individual performance. The Committee retains the discretion to pay incentive awards in cash, restricted stock, or stock options.

For 2002, the overall Company performance metrics served as a “gate” – a threshold performance requirement that must be achieved before incentive awards are paid. This gate was achieved. Based on this performance and the achievement of individual goals by each officer, we approved annual incentive payments totaling $180,800 for the executive officer group. All annual incentive awards for 2002 were paid in cash in February 2003.

Long-Term Incentives. The Committee believes that long-term incentives, primarily delivered via stock options, are an effective vehicle to encourage ownership in the Company and align the interests of officers with those of shareholders. The Company refined the process for determining individual stock option awards in 2002 as part of the executive compensation review. Stock option awards are designed to target the median of the Company’s comparator group, though actual awards may range from 50% to 150% of target depending on specified performance criteria. Factors used to determine individual stock option awards include competitive market practice, Company stock price performance relative to peers, individual performance, the strategic importance of the individual and retention objectives. Stock option grants may be reduced based on the Company’s dilution constraints. For 2002, we approved stock option awards totaling 244,621 shares for the executive officer group.

Chief Executive Officer Compensation

The base salary, annual bonus and long-term incentives provided to Mr. Martino for 2002 were generally determined in accordance with the Company’s compensation philosophy and practices, as outlined above. Mr. Martino is eligible to participate in the same compensation plans, including the annual and long-term incentive plans available to other officers and employees of the Company.

The Committee increased Mr. Martino’s base salary from $250,000 to $275,000 in 2002, which is approximately 94% of the median of chief executive officers in the Company’s comparator group. Mr. Martino’s 2002 target incentive opportunity under the officer annual incentive plan was equal to 45% of base salary. Based on the achievement of the overall company metric, corporate and business development goals, and individual objectives, we approved an annual incentive payment of $86,500 for Mr. Martino, which is equal to 70% percent of his target annual incentive award opportunity.

Mr. Martino was also eligible to receive an annual stock option grant in 2002 based on performance. Based on the criteria for determining stock option grants, we approved a grant of 115,782 stock options for Mr. Martino, which is 80% of his target opportunity.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by the Company of compensation in excess of $1 million paid to any of its most highly compensated executive officers. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board Committee that establishes such goals consists only of “outside directors” (as defined for purposes of Section 162(m)). All members of the Committee qualify as “outside directors”.

The Company’s policy is to maximize the deductibility of executive compensation so long as the deductibility is compatible with the more important objectives of retaining executives and maintaining competitive performance-based compensation that is aligned with strategic business objectives.

COMPENSATION COMMITTEE George Dunbar Dwight Winstead

REPORT OF THE AUDIT COMMITTEE

     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2002.

     The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and Ernst & Young LLP, the Company’s independent accountants. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also discussed with and received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board No. 1, which relates to the accountants independence from the Company.

     The Audit Committee has also considered whether the services and fees of Ernst & Young LLP other than those rendered in connection with the annual audit and quarterly interim reviews of the Company’s financial statements are compatible with maintaining the independence of Ernst & Young LLP and has concluded that these services have not affected their independence. The services and fees of Ernst & Young LLP for 2002 were:

•	Audit Fees (annual audit and quarterly reviews) — $91,800

•	Financial Information Systems Design and Implementation Fees — $0

•	All Other Fees (primarily tax compliance and SEC filings) — $35,450

     Each of the members of the Audit Committee qualifies as an “independent” director under the current listing standards of the National Association of Securities Dealers. The Company’s Board of Directors have adopted a written charter for its Audit Committee, a copy of which has been filed with the Securities and Exchange Commission.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

AUDIT COMMITTEE George Dunbar Christopher Henney Robert Ivy Dwight Winstead

     Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, the foregoing Compensation Committee Report, Audit Committee Report and the following Stock Performance Graph shall not be incorporated by reference into any such filings.

STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative stockholder return on the Company’s Common Stock with the cumulative total return of the Nasdaq Pharmaceutical Index and the Nasdaq Stock Market — U.S. Index for the five year period that commenced December 31, 1997 and ended on December 31, 2002.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2003, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Ernst & Young LLP has audited the Company’s financial statements annually since inception of the Company. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

     Any stockholder desiring to submit a proposal for action at the 2004 Annual Meeting of Stockholders and presentation in the Company’s Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than November 8, 2003 in order to be considered for inclusion in the Company’s proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer. The Company anticipates that its next annual meeting will be held in April 2004.

     Proxies submitted to the Company will confer discretionary authority to vote on matters proposed by stockholders if a proponent of a proposal fails to notify the Company at least 45 days prior to the anniversary of mailing of the prior year’s proxy statement, without any discussion of the matter in the proxy statement. With respect to the Company’s 2004 Annual Meeting of Stockholders, if the Company has not been provided with notice of a stockholder proposal by January 23, 2004, the Company will be allowed to use is voting authority as described above.

OTHER MATTERS

     Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors Michael A. Martino President and Chief Executive Officer

March 12, 2003

     The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2002 is being mailed concurrently with this Proxy Statement to all stockholders of record as of March 3, 2003. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

     COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2002 WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, SONUS PHARMACEUTICALS, INC., 22026 20TH AVENUE S.E., BOTHELL, WASHINGTON 98021.

PROXY

SONUS PHARMACEUTICALS, INC.
Proxy Solicited by the Board of Directors
Annual Meeting of Stockholders — April 30, 2003

       The undersigned hereby nominates, constitutes and appoints Michael A. Martino and Richard J. Klein, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of SONUS PHARMACEUTICALS, INC. which the undersigned is entitled to represent and vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency, 900 Bellevue Way NE, Bellevue, Washington, on April 30, 2003 at 9:00 A.M., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2

1. Election of Directors

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Election of the following nominees as directors:

Michael A. Martino, George W. Dunbar, Jr., Christopher S. Henney, Ph.D., D.Sc.,
Robert E. Ivy and Dwight Winstead

(Instructions: To withhold authority to vote for any nominee, print that nominee’s name in the space provided below.)

2. Ratification of Ernst & Young LLP as independent auditors

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT — PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY AND “FOR” RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY AND ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

Date , 2003

(Signature of stockholder)

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.